                                    PRE 14A
                       CONSUMER PORTFOLIO SERVICES, INC.


                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        CONSUMER PORTFOLIO SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         _______________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:
         _______________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
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     (2) Form, Schedule or Registration Statement No.:
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     (4) Date Filed:
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




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                        CONSUMER PORTFOLIO SERVICES, INC.

                16355 Laguna Canyon Road, Irvine California 92618

                               Phone: 949-753-6800





The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Wednesday, May 28, 2003 at the Company's offices, 16355 Laguna Canyon Road, Irvine, California for the following purposes:

         o To elect the Company's entire Board of Directors for a one-year term.

         o To approve an amendment to the Company's 1997 Long-Term Incentive Stock Plan, which increases the number of shares issuable from 3,400,000 to 4,900,000, thereby ratifies grants of 1,498,450 options, and otherwise amends said Plan.

         o To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2003.

         o To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on May 12, 2003 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.



By Order of the Board of Directors



Mark Creatura, Secretary
Dated:   May 13, 2003

                        CONSUMER PORTFOLIO SERVICES, INC.

                            16355 Laguna Canyon Road

                            Irvine, California 92618

                                  949-753-6800



                               PROXY STATEMENT FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 28, 2003

                                   -----------

                                  INTRODUCTION



This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Wednesday, May 28, 2003 at the Company's offices, 16355 Laguna Canyon Road, Irvine, California 92618, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on May 12, 2003, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 20,239,176 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about May 13, 2003. The Company will pay the expenses incurred in connection with the solicitation of proxies. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINATIONS

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected. The entire board of directors of the Company is elected annually. Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below are based upon information furnished to the Company by them.

     NAME                        AGE    POSITION(S) WITH THE COMPANY
     Charles E. Bradley, Jr.      43    President, Chief Executive Officer, and
                                           Chairman of the Board of Directors
     Thomas L. Chrystie           69    Director
     E. Bruce Fredrikson          65    Director
     John E. McConnaughy, Jr.     74    Director
     John G. Poole                60    Vice Chairman of the Board of Directors
     William B. Roberts           65    Director
     John C. Warner               55    Director
     Daniel S. Wood               44    Director

CHARLES E. BRADLEY, JR. has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001. In January 1992, Mr. Bradley was appointed Chief Executive Officer of the Company. From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm. From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm. Mr. Bradley does not currently serve on the board of directors of any other publicly-traded companies.

THOMAS L. CHRYSTIE has been a director of the Company since April 1995. He has been self-employed as an investor, through Wycap Corporation, since 1988. His previous experience includes 33 years at Merrill Lynch & Co. in various capacities including heading Merrill Lynch's investment banking, capital markets and merchant banking activities. In addition, he served as Chief Financial Officer of Merrill Lynch & Co.

E. BRUCE FREDRIKSON has been a director of the Company since March 2003. He is a Professor of Finance at the Syracuse University School of Management, where he has taught since 1966. Mr. Fredrikson has published numerous papers on topics on the theory and practice of corporate finance. He is also a director of Track Data Corp.

JOHN E. MCCONNAUGHY, JR. has been a director of the Company since 2001. He is the Chairman and Chief Executive Officer of JEMC Corporation. From 1981 to 1992 he was the Chairman and Chief Executive Officer of GEO International Corp, a company in the business of nondestructive testing, screen-printing and oil field services. Mr. McConnaughy was previously and concurrently Chairman and Chief Executive Officer of Peabody International Corp., from 1969 to 1986. He currently serves as a director of Levcor International, Inc., Varsity Brands, Inc., Wave Systems, Inc., Fortune Natural Resources and Overhill Farms, Inc. Mr. McConnaughy is also Chairman of the Board of Trustees of the Strang Clinic and is the Chairman Emeritus of the Board of the Harlem School of the Arts.

JOHN G. POOLE has been a director of the Company since November 1993 and its Vice Chairman since January 1996. He is now a private investor, having previously been a director and Vice President of Stanwich Partners ("SPI") until July 2001. SPI, which Mr. Poole co-founded in 1982, acquired controlling interests in companies in conjunction with their existing management. Mr. Poole is a director of Reunion Industries, Inc. and Sanitas, Inc.

WILLIAM B. ROBERTS has been a director of the Company since its formation in March 1991. Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts.

JOHN C. WARNER was elected a director of the Company in April 2003. Mr. Warner is chief executive officer of O'Neill Clothing, a manufacturer and marketer of apparel and accessories. He has held those positions since 1996.

DANIEL S. WOOD has been a director of the Company since July 2001. Mr. Wood is president and chief executive officer of CTP Carrera, a manufacturer of custom injection moldings. Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of CTP Carrera Corporation.

BANKRUPTCY PROCEEDINGS. In December 2001 Mr. Bradley resigned from his position as chairman of the board of LINC Acceptance Company, LLC ("LINC"). LINC was a limited liability company organized under the laws of Delaware, and its board of members has certain management authority. The operating agreement of LINC designated the chairman of the board of members as LINC's chief executive officer. LINC was a majority-owned subsidiary of the Company, which engaged in the business of purchasing retail motor vehicle installment purchase contracts, and selling such contracts to the Company or other affiliates. LINC ceased operations in the second quarter of 1999. On October 29, 1999, three former employees of LINC filed an involuntary petition in the United States Bankruptcy Court for the District of Connecticut seeking LINC's liquidation under Chapter 7 of the United States Bankruptcy Code. Mr. McConnaughy was the Chairman of the Board of the Excellence Group, LLC, which on January 13, 1999, filed a voluntary petition for in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code. The Excellence Group's subsidiaries produced labels for a variety of customers.

The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. The members of the Audit Committee are Thomas L. Chrystie (chairman), John E. McConnaughy, Jr. and John G. Poole. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure.

The members of the Compensation and Stock Option Committee are Daniel S. Wood (chairman), Thomas L. Chrystie, John E. McConnaughy, Jr. and William B. Roberts. This Committee makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary of each of the executive officers of the Company, authorizes the grants of options to employees under the Company's 1997 Long-Term Stock Incentive Plan, and reviews and approves compensation and benefit plans of the Company.

The Company does not have a Nominating Committee. Shareholders who wish to suggest individuals for possible future consideration for board positions should direct recommendations to the Board of Directors at the Company's principal offices.

The Board of Directors held five meetings during 2002. The Audit Committee met four times during 2002 and acted once by written consent, while the Compensation and Stock Option Committee met twice and acted twelve times by written consent. Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2002.

The Board of Directors recommends a vote "FOR" each of the nominees above.

PROPOSAL NO. 2 - AMENDMENT OF 1997 LONG-TERM INCENTIVE STOCK PLAN

The Board of Directors proposes that the shareholders approve an amendment (the "Amendment") to the Company's 1997 Long-Term Incentive Stock Plan (the "Plan"). The Amendment would increase the maximum number of shares issuable under the Plan from 3,400,000 to 4,900,000. One effect of the Amendment will be to ratify and validate the issuance of options with respect to 1,498,450 shares, which otherwise would cause the limits of the Plan to be exceeded. Of such 1,498,450 options (the "Contingent Options"), 495,500 are held by directors and executive officers of the Company.

A copy of the proposed amended Plan is attached to this Proxy Statement as Appendix A.

The number of shares of Common Stock reserved for issuance under the Plan prior to the proposed Amendment is 3,400,000. Of such shares, approximately 2,261,099 are the subject of outstanding valid options, and approximately 585,450 have been issued upon exercise of options. In addition, the Company has conditionally issued the Contingent Options, with respect to 1,498,450 shares, which would cause the limits of the Plan to be exceeded by 838,999 shares. If the Amendment is approved, then such 1,498,450 Contingent Options will be made effective, and approximately 661,001 shares will remain available for grant under the Plan. If the Amendment is not approved, then such 1,498,450 Contingent Options will be invalid, and approximately 659,451 shares will be available under the Plan for future stock option grants. It should be noted that the Company previously maintained a 1991 Stock Option Plan, under which a total of 2,419,420 shares were issued to directors, officers and other employees. That prior plan has expired, but there remain outstanding thereunder options to purchase an additional 211,850 shares of Common Stock.

The Board believes that stock options are essential to attract and retain the most talented personnel available for positions of substantial responsibility, to encourage ownership of the Common Stock by employees of the Company and its subsidiaries and to promote the Company's success by providing both rewards for exceptional performance and long-term incentives for future contributions. The Board of Directors believes that the number of shares currently available for issuance will be insufficient to achieve the purposes of the Plan unless additional shares are authorized. The Board, acting through its Compensation Committee, on July 24, 2002, approved the issuance of the Contingent Options, and amended the Plan (the "Amendment") to increase by 1,500,000 the total number of shares subject to the Plan. The Board of Directors as a whole ratified the action of the Compensation Committee on April 23, 2003, and directed that the Amendment be submitted to the shareholders for approval. The Board recommends that the shareholders approve the Amendment, in order to allow the Company to continue to offer stock options to key employees and directors as part of its overall compensation package.

DESCRIPTION OF THE PLAN

The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and stock awards (as those terms are described below) to employees and directors of the Company and its subsidiaries. From the inception of the Plan in 1997 to the present, no awards other than stock options have been granted under the Plan, and there are no current plans to issue any awards other than stock options.

The Board or a Committee of the Board consisting of two or more non-employee directors may administer the Plan. Currently, the Compensation Committee of the Board administers the Plan. The Board or the Committee has authority to administer and interpret the Plan and to determine the form and substance of agreements, instruments and guidelines for the administration of the Plan. The Board or the Committee has authority to determine the employees and directors to be granted stock options under the Plan and to determine the size, type and applicable terms and conditions of such grants.

Because the employees and directors who may receive stock option grants and the amount of such grants are determined by the Board or the Committee from time to time, it is not possible to state the names or positions of, or the number of options that may be granted to, such employees and directors of the Company and its subsidiaries. However, the maximum number of shares of Common Stock that may subject to awards granted to any one individual over the life of the Plan is currently 1,000,000, and will be increased, if the Amendment is approved, to 1,500,000. One effect of that increase will be to permit the Company to grant additional options under the Plan to its incumbent chief executive officer, who has been granted under the Plan options to purchase an aggregate of 754,999 shares, of which 185,000 are part of the group of contingent grants subject to shareholder approval under the Amendment. The Amendment also clarifies that options that are canceled, expire, or are surrendered without exercise, are not counted against that limit.

The Board or the Committee is authorized to establish, at the time each grant is made, the time or times at which stock options may be exercised and whether all of the stock options become exercisable at one time or in increments over time. The exercise price of stock options is set by the Board or the Committee at the time of the granting of an option. In the event of a stock dividend, stock split, reverse stock split or similar capital adjustment, the Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

The closing price of the Company's Common Stock on the Nasdaq Stock Market, Inc. on May 9, 2003 was $1.92 per share.

The term of stock options granted under the Plan may not be more than ten (10) years from the date of grant. Options expire upon the earliest to occur of (i) three months following termination of employment, (ii) immediately upon the discharge of an optionee for misconduct that is willfully or wantonly harmful to the Company or any subsidiary, (iii) twelve months after an optionee's death or disability that renders the optionee incapable of continuing employment, (iv) upon the expiration date specified in the optionee's grant agreement, or (v) ten years after the date of grant.

The aggregate exercise price of options may be paid in cash or by cashier's check, or otherwise as provided in specific option agreements. Stock options granted under the Plan may not be transferred by the optionee or by operation of law other than (i) by will of or by the laws of descent and distribution applicable to a deceased optionee, or (ii) pursuant to a domestic relations order.

The Plan and all rules, guidelines and regulations adopted with respect thereto may be terminated, suspended, modified or amended at any time by action of the Board or the Committee, provided, however, that any increase in the number of shares reserved for issuance pursuant to options granted under the Plan must be approved by the shareholders of the Company. The Board or the Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not (i) adversely affect the holders of such stock options without such holders' consent, (ii) change the length of the term of such stock options or (iii) change the provisions of such stock options so that they are not permitted under the Plan.

EFFECT OF THE PROPOSED AMENDMENT ON OFFICERS & DIRECTORS

As noted above, one effect of the proposed amendment will be to ratify and validate the issuance of the Contingent Options, with respect to 1,498,450 shares, of which 495,500 are held by directors and executive officers of the Company. In particular, a material portion of such options are held by the Company's chief executive officer and the four other most-highly compensated officers, as detailed in the following table, which also shows the number of such options held by all executive officers, by directors who are not officers, and by non-officer employees of the Company. All such Contingent Options become exercisable in five equal annual installments on January 1 of 2003-2007, at an exercise price of $1.50 per share.

                       1997 Long-Term Incentive Stock Plan
-------------------------------------------------------- -----------------------
NAME & POSITION                                           NUMBER OF SHARES
                                                        SUBJECT TO CONTINGENT
                                                               OPTIONS
-------------------------------------------------------- -----------------------
Charles E. Bradley, Jr.                                      185,000
   President & Chief Executive Officer
                                                         -----------------------
Nicholas P. Brockman                                          25,000
   Senior Vice President - Collections
                                                         -----------------------
Curtis K. Powell
   Senior Vice President - Originations                       25,000
                                                         -----------------------
William L. Brummund, Jr.
   Senior Vice President - Administration                     25,000
                                                         -----------------------
Rod Rifai
   Senior Vice President - Marketing                          48,000
                                                         -----------------------
Executive Group (all executive officers, 9 persons)          385,500
                                                         -----------------------
Non-Executive Director Group (all directors other
than officers, 6 persons)                                    110,000
                                                         -----------------------
Non-Executive Officer Employee Group (all                  1,002,950
employees other than executive officers, 462
persons, of whom 106 hold Contingent Options)
-------------------------------------------------------- -----------------------


FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PLAN

The federal income tax consequences of an optionee's participation in the Plan are complex and subject to change. The following discussion is a summary of the general rules applicable to stock options. Recipients of stock options under the Plan should consult their own tax advisors because a taxpayer's particular situation may be such that some variation of the general rules would apply.

INCENTIVE STOCK OPTIONS

Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code"). Nonqualified stock options are any stock options that do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. The federal income tax consequences of an employee's participation in the Plan are discussed below.

Optionees will not recognize any income upon either the grant or the exercise of incentive stock options and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise. Upon the sale of the shares of Common Stock obtained through the exercise of incentive stock options by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain. In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of incentive stock options may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time incentive stock options are exercised over the exercise price of the stock options is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options. However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

NONQUALIFIED STOCK OPTIONS

Nonqualified stock options granted under the Plan do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted nonqualified stock options. Upon the exercise of nonqualified stock options, however, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares acquired over the aggregate option exercise price. The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for tax liability.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of nonqualified stock options will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such stock options. Upon a disposition of any shares acquired pursuant to the exercise of nonqualified stock options, the difference between the aggregate sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

In general, there will be no federal tax consequences to the Company upon the grant or termination of nonqualified stock options or a sale or disposition of the shares acquired upon the exercise of nonqualified stock options. Upon the exercise of nonqualified stock options, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE PLAN.

PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of KPMG LLP to be the Company's independent auditors for the year ending December 31, 2003.

A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. If the shareholders do not ratify the selection of KPMG LLP at the Annual Meeting, the Audit Committee will select another firm of independent public accountants. Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

AUDIT FEES

The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $309,250.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The Company did not incur any fees billed by KPMG for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

ALL OTHER FEES

The aggregate fees billed by KPMG for services rendered to the Company, including the services described above under "Audit Fees," for the fiscal year ended December 31, 2002, were $1,001,210, consisting of audit related fees in the amount of $309,250 and non-audit fees in the amount of $691,960. Audit related services included accounting consultation and services related to review of quarterly reports. The non-audit services consisted primarily of tax services related to the Company's March 2002 acquisition of MFN Financial Corp. and its subsidiaries, and services related to the Company's securitization transactions. In the course of its meetings, the Audit Committee has considered whether KPMG's provision of these other services is compatible with maintaining KPMG's independence, and concluded that KPMG's independence is not impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG LLP.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the three fiscal years ended December 31, 2002, 2001, and 2000 by the Company's chief executive officer and by the four most highly compensated individuals (such five individuals, the "named executive officers") who were serving as executive officers at December 31, 2002.

SUMMARY COMPENSATION TABLE
------------------------------------------- --------------------------- ------------------- --------------
                                                 Compensation for           Long Term          All Other
                                                   period shown            Compensation      Compensation
                                                                            Awards (1)          ($) (2)
------------------------------------------- --------------------------- -------------------
 Name and Principal Position      Year       Salary ($)      Bonus ($)     Options/SARs
------------------------------- ----------- ----------- --------------- ----------------------------------
 CHARLES E. BRADLEY, JR.          2002         600,000         850,000             185,000            450
 President & Chief                2001         565,000       1,100,000             166,666            846
 Executive Officer                2000         525,000         750,000             333,333          1,446
----------------------------------------------------------------------------------------------------------
 NICHOLAS P. BROCKMAN             2002         222,000         174,792              25,000            450
 Senior Vice President -          2001         206,000         117,000              20,000            692
 Collections                      2000         165,000         116,000              10,000          1,292
----------------------------------------------------------------------------------------------------------
 CURTIS K. POWELL                 2002         222,000         154,734              25,000            450
 Senior Vice President -          2001         206,000         124,000              20,000            830
 Originations                     2000         191,000         105,000              10,000          1,430
----------------------------------------------------------------------------------------------------------
 WILLIAM L. BRUMMUND, JR.         2002         196,000         144,452              25,000            450
 Senior Vice President -          2001         172,000         100,000              20,000            702
 Administration                   2000         161,000          89,000              10,000          1,302
----------------------------------------------------------------------------------------------------------
 ROD RIFAI                        2002         190,000         117,990              48,000            450
 Senior Vice President -          2001         335,000          44,000              52,500            183
 Marketing (3)                    2000         373,000              --               2,500             --
----------------------------------------------------------------------------------------------------------

(1) Number of shares that might be purchased upon exercise of options that were granted in the period shown.
(2) Amounts in this column represent (a) any Company contributions to the Employee Savings Plan (401(k) Plan), and (b) premiums paid by the Company for group life insurance, as applicable to the named executive officers. Company contributions to the 401(k) Plan were $600 per individual in 2000, and zero in 2001 and 2002.
(3) Mr. Rifai became an executive officer as Senior Vice President - Marketing, in July 2001. All of the salary amount for 2000 and $228,000 of the salary amount for 2001 represents salary and commissions earned while Mr. Rifai was serving as a regional vice president for CPS Marketing, Inc., a subsidiary of the Company.

OPTION AND SAR GRANTS

The Company in the year ended December 31, 2002, did not grant any stock appreciation rights to any of the named executive officers. The Company has from time to time granted options to substantially all of its management and marketing employees, and did so in July 2002. As noted in the discussion of Proposal No. Two, above, the grants approved in July 2002 would cause the limitations of the Company's 1997 Long-Term Incentive Stock Plan to be exceeded. The grants from July 2002, therefore, with respect to an aggregate of 1,498,450 shares, were made contingent on shareholder approval of an increase in the maximum number of shares that may be issued under the Plan. All of the 2002 grants to the named executive officers are contingent on shareholder approval of such amendment. Messrs. Brockman. Powell and Brummund received contingent grants with respect to 25,000 shares, Mr. Rifai received a contingent grant with respect to 48,000 shares, and the chief executive officer received a contingent grant with respect to 185,000 shares. All such options are exercisable, if at all, at $1.50 per share, and all are scheduled to become exercisable in five equal annual increments, from 2003 through 2007.

------------------------------------------------------------------------------------------------------------------
                 OPTIONS/GRANTS IN LAST FISCAL YEAR -                                   Potential Realizable
                      INDIVIDUAL GRANTS                                                Value at Assumed Annual
                                                                                               Rates
                                                                                           of Stock Price
                                                                                       Appreciation for Option
                                                                                                Term
------------------------------------------------------------------------------------------------------------------
   Name                          Number of     Percent of
                                   Shares    Total Options    Exercise
                                 Underlying    Granted to     or Base
                                  Options      Employees       Price     Expiration
                                  Granted       in 2002      ($/Share)      Date         5% ($)    10% ($)   NOTES
-------------------------------------------------------------------------------------------------------------------
   Charles E. Bradley, Jr.        185,000        10.29%        $1.50       7/23/12      174,518    442,264    (1)

------------------------------------------------------------------------------------------------------------------
   Nicholas P. Brockman            25,000         1.39%        $1.50       7/23/12       23,584     59,765    (1)

------------------------------------------------------------------------------------------------------------------
   Curtis K. Powell                25,000         1.39%        $1.50       7/23/12       23,584     59,765    (1)

------------------------------------------------------------------------------------------------------------------
   William L. Brummund, Jr.        25,000         1.39%        $1.50       7/23/12       23,584     59,765    (1)

------------------------------------------------------------------------------------------------------------------
   Rod Rifai                       48,000         2.67%        $1.50       7/23/12       45,280    114,749    (1)

------------------------------------------------------------------------------------------------------------------

(1) Becomes exercisable in five equal installments on each January 1, 2003-2007, provided however that these options have been granted subject to shareholder approval, as outlined in Proposal No. 2 in this Proxy Statement.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUE TABLE

The following table sets forth, as of December 31, 2002, and for the year then ended, the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the value of all unexercised options held by such persons. Each option referred to in the table was granted under the Company's 1991 Stock Option Plan, or under the 1997 Long-Term Incentive Stock Plan, at an option price per share no less than the fair market value per share on the date of grant.

===================================================================================================
 Name                              Number of Unexercised Options    Value of Unexercised In-the-
                                         at December 31, 2002                Money Options
                                                                     at December 31, 2002 (1)

                                     Exercisable    Unexercisable  Exercisable ($) Unexercisable ($)
---------------------------------------------------------------------------------------------------
 Charles E. Bradley, Jr.                 283,334         285,399          96,334           199,986
---------------------------------------------------------------------------------------------------
 Nicholas P. Brockman                      4,000          54,900           1,360            51,804
---------------------------------------------------------------------------------------------------
 Curtis K. Powell                         71,000          67,000          99,515            69,530
---------------------------------------------------------------------------------------------------
 William L. Brummund, Jr.                  4,000          48,700           1,360            42,721
---------------------------------------------------------------------------------------------------
 Rod Rifai                                23,500          94,500          24,165            65,705
===================================================================================================

(1) Valuation based on the last sales price on December 31, 2002 of $2.09 per share, as reported by Nasdaq. BONUS PLAN

The named executive officers and other officers participate in a management bonus plan, pursuant to which such employees are entitled to earn cash bonuses, if the Company achieves certain net income levels or goals established by the Board of Directors, and if such employees achieve certain individual objectives. The amount of bonus payable to each officer is determined by the Board of Directors upon recommendation of the Compensation Committee.

DIRECTOR COMPENSATION

During the year ended December 31, 2002, the Company paid all directors, excluding Mr. Bradley, a retainer of $1,000 per month and an additional fee of $1,000 PER DIEM for attendance at meetings of the board, and $500 for meetings of committees. Mr. Bradley received no additional compensation for his service as a director. The Board also approved a policy applicable to all of its non-employee members, which awards each such director upon joining the board an option to purchase 30,000 shares of the Company's common stock, and annually thereafter an option to purchase an additional 10,000 shares. Applying that policy, and recognizing that Messrs. McConnaughy and Wood had joined the Board in 2001, the Board on July 24, 2002, issued options with respect to 10,000 shares to each non-employee director, and with respect to an additional 30,000 shares to Messrs. McConnaughy and Poole. All such options are exercisable at $1.50 per share, the market price prevailing at date of grant. Effective January 2003, the Board increased the monthly retainer to $2,000.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES IN GENERAL

The Company's objectives with respect to compensation are several. The significant objectives are to cause compensation (i) to be sufficient in total amount to provide reasonable assurance of retaining key executives, (ii) to include a significant contingent component, so as to provide strong incentives to meet designated Company objectives, and (iii) to include a significant component tied to the price of the Common Stock, so as to align management's incentives with shareholder interests.

The Committee considers an executive's base salary to be the most critical component with respect to the retention objective. Acting on the recommendations of the chief executive officer, the Committee adjusts other officers' salaries annually, with the adjustment generally consisting of a 3% to 10% increase from the prior year's rate. Where extraordinary circumstances apply, such as a promotion to executive officer status or a special need to retain an individual officer, the chief executive officer may recommend, and the Committee may approve, a larger increase.

The Company has made a practice of paying annual bonuses to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's objectives. Under the Company's bonus plan as applied to the year ended December 2002, executive officers of the Company other than its chief executive officer were eligible to receive a cash bonus of up to 100% of their base salaries. The amount of such bonus is determined initially by the Compensation Committee, acting on the recommendation of the chief executive officer, and is then made definite by action of the Board of Directors as a whole. Factors in determining the amount of bonus are whether the executive and his department have met individual objectives set by the chief executive officer, whether the Company as a whole has met or exceeded budget targets, whether certain objectives for the management group as a whole have been met, and a subjective evaluation of the officer's performance. Numerical scores are assigned to each of these factors, and weighed pursuant to a formula that can result in a maximum bonus of 100% of base compensation.

Applying the above principles, the Compensation Committee in January 2003 approved bonus compensation to the named executive officers, other than the chief executive officer, of approximately 62% to 79% of their respective base salaries for the year ended December 31, 2002. The variation in the percentages awarded is generally reflective of the extent to which the named executive officers met their individual and department objectives.

The Compensation Committee also makes awards of incentive and non-qualified stock options under the Company's 1997 Long-Term Incentive Stock Plan. Such awards are designed to assist in the retention of key executives and management personnel and to create an incentive to create shareholder value over a sustained period of time. The Company believes that stock options are a valuable tool in compensating and retaining employees.

In exercising its discretion as to the level of executive compensation and its components, the Compensation Committee considers a number of factors. Financial factors considered include the Company's revenue and income (or loss) and cash flow. Operational factors considered include the Company's cost of funds; indicators of the credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including the number of employees hired and employee stability. All of such factors are assessed with reference to the judgment of the Compensation Committee as to the degree of difficulty of achieving desired outcomes.

The Company also maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

COMPENSATION OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

The Company's general approach in setting the annual compensation of its chief executive officer is to set that officer's base compensation by reference to his base rate for the preceding year, to pay an annual bonus that is reflective of the quality of that officer's performance during the year, and to grant significant equity incentives, to date in the form of stock options, intended to align the officer's interests with those of the shareholders. During the year ended December 2002, the Company's chief executive officer, Charles E. Bradley, Jr., received $600,000 in base salary. In setting that rate in the spring of 2002, the Compensation Committee considered the base salary rate that the Company had paid in the prior year ($565,000), the desirability of providing an annual increase (which in this case was 6.19%), the desirability of ensuring retention of the services of the Company's incumbent chief executive officer, and the levels of chief executive officer compensation prevailing among other financial services companies.

The Company's policy regarding cash bonuses paid to its chief executive officer has been similar to its policy regarding cash bonuses for other executive officers, except that the Compensation Committee exercises a greater degree of discretion with respect to award of a bonus to the chief executive officer than it exercises with respect to bonuses paid to other executive officers, and a formula is not used.

The Compensation Committee in January and February 2003 reviewed the Company's and the chief executive officer's performance in 2002, and approved bonus compensation in the amount of $850,000, representing 141% of that executive's base salary for the year ended December 31, 2002. In determining to award such a bonus, the Compensation Committee considered the Company's improved financial performance, the Company's success in re-entering the securitization market on a regular basis, the successful deployment of assets acquired in March 2002, the comparative performance of CPS Common Stock with that of the stock of other companies engaged in similar business, the levels of compensation paid to chief executives of other financial services companies, the chief executive's success in retaining a second financial guaranty insurance provider for the Company's securitizations, and the fact that a number of companies competitive with the Company have been unable to remain in business.


     /s/  THE COMPENSATION COMMITTEE

         Daniel S. Wood (chairman)
         Thomas L. Chrystie
         John E. McConnaughy, Jr.
         William B. Roberts

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the preceding report of the Compensation Committee, the following Performance Graph and the report of the Audit Committee, below, shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock from December 31, 1997 through December 31, 2002, with (i) the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies), and
(ii) the cumulative total return of the CRSP Index for Nasdaq Financial Stocks. The graph assumes $100 was invested on December 31, 1997 in the Company's common stock, and in each of the two indices shown, and that all dividends were reinvested. Data are presented for the last trading day in each of the Company's fiscal years.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CONSUMER PORTFOLIO SERVICES, INC., NASDAQ STOCK MARKET (U.S. COMPANIES) AND NASDAQ FINANCIAL STOCKS.

                             [graph depicted here]

                                            DEC 1997   DEC 1998   DEC 1999   DEC 2000   DEC 2001   DEC 2002
                                            --------   --------   --------   --------   --------   --------
Consumer Portfolio Services, Inc.           100.0      40.2       16.2       14.9       14.2       21.7
Nasdaq Stock Market (U.S)                   100.0      138.5      258.2      156.1      123.1      84.8
Nasdaq Financial Stocks (U.S & Foreign)     100.0      97.2       96.5       104.2      114.5      117.9


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of CPS Common Stock (its only class of voting securities) owned beneficially as of April 30, 2003, by (i) each person known to CPS to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, nominee or named executive officer of CPS, and (iii) all directors, nominees and executive officers of CPS as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons. The address of Messrs. Bradley, Jr., Brockman, Brummund, Jr., Powell and Rifai is c/o Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618.

                                                                                 Amount and Nature
                                                                                   of Beneficial      Percent
Name and Address of Beneficial Owner                                               Ownership (1)     of Class
------------------------------------                                               -------------     --------
Charles E. Bradley, Jr. .........................................................       2,723,931 (2)   13.2%
Thomas L. Chrystie...............................................................         192,100        0.9%
    P.O. Box 640, Wilson, WY 83014
E. Bruce Fredrikson..............................................................               0        0.0%
    34437 N. 93rd Place, Scottsdale, AZ 85262
John E. McConnaughy, Jr..........................................................         200,337        1.0%
    Atlantic Capital Partners, 3 Parkland Drive, Darien, CT 06820
John G. Poole....................................................................         667,193 (3)    3.2%
   1 Rye Road, Port Chester, NY 10573
William B. Roberts...............................................................       1,073,982        5.3%
    Monmouth Capital Corp., 126 East 56th Street, New York, NY 10022
John C. Warner...................................................................               0        0.0%
    17 Pasteur, Irvine, CA 92618
Daniel S. Wood...................................................................          40,000        0.2%
    600 Depot St., Latrobe, PA 05650
Nicholas P. Brockman.............................................................         186,191        0.9%
William L. Brummund, Jr..........................................................         173,873        0.9%
Curtis K. Powell.................................................................         162,716        0.8%
Rod Rifai........................................................................          39,359        0.2%
All directors, nominees and executive officers combined (15 persons)                    5,628,376 (4)   26.4%
Charles E. Bradley, Sr...........................................................       1,931,819 (5)    9.5%
    Stanwich Partners, Inc., 62 Southfield Avenue, Stamford, CT 06902
Levine Leichtman Capital Partners II, L.P........................................       4,553,500 (6)   22.5%
    335 North Maple Drive, Suite 240, Beverly Hills, CA 90210
FSA Portfolio Management Inc. ...................................................       1,702,334 (7)    7.8%

(1) Includes certain shares that may be acquired within 60 days after April 24, 2003 from the Company upon exercise of options, as follows: Mr. Bradley, Jr., 403,582 shares; Mr. Chrystie, 10,000 shares; Mr. McConnaughy, 40,000 shares; Mr. Poole, 10,000 shares; Mr. Roberts, 10,000 shares; Mr. Wood, 40,000 shares; Mr. Brockman, 29,100 shares; Mr. Brummund, 25,100 shares; Mr. Powell, 97,000 shares; and Mr. Rifai, 36,100 shares. Shares deemed held by officers include shares underlying certain options that are contingent on shareholder approval, which will be sought at the Company's 2003 annual meeting of shareholders.

(2) Includes 1,058,818 shares held by trusts of which Mr. Bradley is the co-trustee, and as to which shares Mr. Bradley has shared voting and investment power. One such trust holds 211,738 shares for the benefit of Mr. Bradley. The co-trustee, who has shared voting and investment power as to all such shares (representing 5.4% of outstanding shares), is Kimball Bradley, whose address is 11 Stanwix Street, Pittsburgh, PA 15222.
(3) Includes 333,333 shares issuable upon conversion of $1,000,000 of Company debt held by the named person.
(4) Includes 1,703,034 shares that may be acquired within 60 days after April 30, 2003, upon exercise of options and conversion of convertible securities.
(5) Includes 207,490 shares owned by the named person's spouse, as to which he has no voting or investment power, and 697,791 shares owned by two corporations (Stanwich Financial Services Corp. and Stanwich Partners, Inc.) of which the named person is controlling stockholder, president and a director.
(6) Comprises 4,552,500 issued shares and 1,000 shares that are issuable upon exercise of an outstanding warrant. (7) Represents shares issuable upon exercise of a presently exercisable warrant.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company. Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2002 were timely filed, except, except that Mr. Bradley filed four reports late, relating to a total of 21 transactions.


AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2002 (the "Audited Financial Statements"). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company. Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters.


     /s/  The Audit Committee

         Thomas L. Chrystie (chairman)
         John E. McConnaughy, Jr.
         John G. Poole

CERTAIN TRANSACTIONS

CPS LEASING. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL"). The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the President and a director of the Company. CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term. CPSL financed its purchases of the equipment that it leases to others through either of two lines of credit. Amounts borrowed by CPSL under one of those two lines of credit have been guaranteed by the Company. As of March 31, 2003, the total amount outstanding under the two lines of credit was approximately $504,000, of which the Company had guarantied approximately $180,000. The Company has also financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit. The aggregate amount of advances made by the Company to CPSL as of March 31, 2003, is approximately $2.0 million. The advances related to operations bear interest at the rate of 8.5% per annum. The advances related to the fraction of the purchase price of leased equipment are not interest bearing.

CARS USA. In the ordinary course of its business operations, the Company from time to time purchases retail automobile installment contracts from an automobile dealer, Cars USA, which until August 2002 was owned by a corporation of which Mr. Bradley, Sr., and Mr. Bradley, Jr., are the principal shareholders. During the year 2002 and prior to the date of sale, the Company purchased 16 such contracts, with an aggregate principal balance of approximately $233,431 All such purchases were on the Company's normal business terms. Cars USA is indebted to the Company in the amount of approximately $669,000 as of December 31, 2002. Cars USA ceased operations in August 2002, and has no apparent ability to repay its debt.

LEVINE LEICHTMAN. At December 31, 2001, the Company was indebted to Levine Leichtman Capital Partners II, L.P. ("LLCP") in the amount of approximately $26 million. Such debt (the "Term B Notes") is due November 2003, and bears interest at 14.50% per annum. The interest rate is subject to increase by 2.0% in the event of a default by the Company.

In March 2002, the Company and LLCP entered into a series of agreements under which LLCP provided additional funding to enable the Company to acquire MFN Financial Corporation. Under the March 2002 agreements, the Company borrowed $35 million from LLCP as "Bridge Notes," bearing interest at 13.50% per annum and due February 2003, and approximately $8.5 million as "Term C Notes," bearing interest on a deemed principal amount of approximately $11.2 million at 12.00% per annum and due in March 2008. At December 31, 2002, the Company was indebted to LLCP in the amount of approximately $50.1 million, comprising $21,8 million of the Term B Notes, $21.0 million of the Bridge Notes, and $7.3 million of the Term C Notes. The Bridge Notes were paid in full on February 21, 2003.

The Company borrowed an additional $25 million (the "Term D Notes" ) from LLCP on February 3, 2003. The Term D Notes are due April 30, 2003; provided, however, that the Company by payment of two successive extension fees, each in the amount of $125,000, may extend the maturity to May 31, 2003 and January 14, 2004. The Term D Notes bear interest at pre-determined rates that are 4.00% to 5.14% per annum for the months of February through June 2003, and thereafter 12.00% per annum. In connection with the issuance and sale of the Term D Notes, the Company paid LLCP a structuring fee of $1,000,000, and paid LLCP's out-of-pocket expenses of approximately $50,000.

The Term B Notes include terms that require partial prepayment, in amounts representing a portion of cash releases from the Company's securitized pools. One effect of such prepayment provisions is that it is not possible to predict with assurance the amount of interest and principal that the Company will pay to LLCP in any given year; however, the Company's payments on its indebtedness to LLCP in the year 2002 comprised $22.2 million of principal and $7.8 million of interest. In connection with the March 2002 agreements and the acquisition of MFN Financial Corporation, the Company paid LLCP a structuring fee of $1.75 million and an investment banking fee of $1.0 million, and paid LLCP's out-of-pocket expenses of approximately $315,000. In addition, the Company paid LLCP certain other fees and interest amounting to $426,181. All of the Company's indebtedness to LLCP is secured by a blanket security interest in favor of LLCP. The terms of the transactions between the Company and LLCP were determined by negotiation.

SFSC. At December 31, 2002, the Company was indebted to Stanwich Financial Services Corp. ("SFSC") in the principal amount of $16.5 million. SFSC is a corporation wholly-owned by Stanwich Holdings, Inc., which in turn is wholly-owned by Charles E. Bradley, Sr. Mr. Bradley, Sr. holds in excess of 5% of the Company's common stock, is the father of the Company's president, Charles
E. Bradley, Jr., and was the chairman of the Company's Board of Directors from March 1991 until June 2001. The Company pays interest monthly with respect to its debt to SFSC. Such interest payments totaled $1.6 million in 2002, and are estimated to be the same for the current year. In June 2001 SFSC filed for reorganization under the Bankruptcy Code, in the United States Bankruptcy Court for the District of Connecticut. The Company also throughout 2002 was indebted to John G. Poole, a director, in the principal amount of $1,000,000, and paid interest monthly with respect to that debt. Such interest payments totaled $125,000 in 2002, and are estimated to be the same in the current year.

EMPLOYEE INDEBTEDNESS. To assist certain officers in exercising stock options, the Company or a subsidiary has lent to such officers the exercise price of options such officers exercised in May and July 2002. The loans are fully secured by common stock of the Company, bear interest at 5% per annum and are due in 2007. The chief executive officer (Mr. Bradley), one other executive officer (Mr. Brockman) and five officers other than executive officers borrowed money on those terms. The highest balances of the loans for the period January 1, 2002 through April 15, 2003, were $350,000 for Mr. Bradley and $45,000 for Mr. Brockman, which were the balances as of April 15, 2003, inclusive of accrued interest. As a result of recent legislation, the Company has ceased providing any loans to its executive officers.

FSA. In November 1999 the Company entered into a revolving note purchase facility, using the proceeds of sale of such notes to purchase automotive receivables. That facility was extended through July 2002, and was renewed for a one-year term in January 2003. Financial Security Assurance Inc. ("FSA"), which is the beneficial holder of in excess of 5% of the Company's stock, issued a financial guaranty insurance policy with respect to all payments of principal and interest called for by such notes, for which FSA receives fees and insurance premiums. FSA has also issued financial guaranty insurance policies with respect to payments of interest and principal due under specified asset-backed securities sponsored by the Company and issued at various times since 1994, including transactions in September 2001 and March 2002, for which it also receives fees and insurance premiums. The amounts of such fees and premiums have been determined by negotiation between the Company and FSA.

The agreements and transactions described above (other than those between the Company and LLCP or the Company and FSA) were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company. In each case such agreements and transactions have been reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect thereto.


VOTING OF SHARES

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors. As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit. However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes. If any one holder has given such notice, all holders may cumulate their votes for nominees. Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present is required for approval of Proposal No. 2 (Amendments to the 1997 Long-Term Incentive Stock
Plan), and Proposal No. 3 (Selection of Independent Auditors). In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR approval of the amendments to the 1997 Long-Term Incentive Stock Plan; and FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2003; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.



SHAREHOLDER PROPOSALS

The Company expects to hold its year 2004 Annual Meeting of Shareholders on May 27, 2004. In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2004 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 16355 Laguna Canyon Road, Irvine, California 92618 by no later than January 14, 2004.

APPENDIX A

                        CONSUMER PORTFOLIO SERVICES, INC.
                1997 Long-Term Incentive Stock Plan (as Amended)
                         (CURRENT THROUGH MAY 28, 2003)


1.       PURPOSES OF THE PLAN

         The purposes of the 1997 Long-Term Incentive Stock Plan (the "Plan") of Consumer Portfolio Services, Inc., a California corporation (the "Company") are to: promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain highly competent officers and other key employees; permit the awarding of opportunities for Plan participants to be rewarded using stock-based incentives; and to provide a means to encourage stock ownership and proprietary interest in the Company by the recipients of awards made under the Plan.

2.       DEFINITIONS

         a) "1934 Act" means the Securities and Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

         b) "Award" means an Option (including an ISO), an SAR, a stock Award, a stock payment, any other award made pursuant to the terms of the Plan, or any combination of them, as described in and granted under the Plan.

         c) "Board" means the board of directors of the Company.

         d) "Change of Control" is defined in Section 11.

         e) "Code" means the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder.

         f) "Committee" means the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan.

         g) "Company" means Consumer Portfolio Services, Inc., a California corporation.

         h) "Eligible Person" means any natural person who at the time of an Award (i) is an employee, consultant or director of the Company or any Subsidiary, or (ii) is an employee of a business acquired by or an entity merged into the Company or any Subsidiary; provided, however, that with respect to an Award of ISOs, an "Eligible Person" means only a natural person who is at the time of grant an employee of the Company or of a corporation to which the Company is a parent corporation as defined in Section 424 of the Code, or successor provision.

         i) "Fair Market Value" means the average of the high and low selling prices of a Share as reported in The Wall Street Journal (or other readily available public source designated by the Committee) for the last trading day for which such prices are available prior to the applicable transaction date under the Plan. If the Committee determines that there is no readily available source of information regarding transactions in Shares, then Fair Market Value shall mean the fair market value of a Share as determined by the Committee.

         j) "ISO" means an incentive stock option as defined in Section 422 of the Code.

         k) "Option" means an Award under the Plan of an option to purchase Shares, and includes ISO Awards and options that do not meet the requirements of
Section 422 of the Code.

         l) "Participant" means an Eligible Person who has been granted an Award under the Plan.

         m) "Plan Year" means a twelve-month period beginning with January 1 of each year, commencing with January 1, 1997.

         n) "Prior Plan" means the Consumer Portfolio Services, Inc. 1991 Stock Option Plan.

         o) "SAR" means a stock appreciation right.

         p) "Shares" means the common stock of the Company, no par value.

         q) "Subsidiary" mean any entity that is directly or indirectly controlled by the Company, or any entity, including an acquired entity, in which the Company has a significant equity interest, as determined by the Committee.

3.       EFFECTIVE DATE OF PLAN AND DURATION OF PLAN

         The Plan shall become effective upon its adoption by the Board. Any Awards hereunder may be made immediately upon such effectiveness; provided, however, (i) that the Plan and any such Awards shall be void AB INITIO if the shareholders of the Company do not approve the Plan within one year after its adoption by the Board, and (ii) no ISO or SAR may be exercised prior to shareholder approval. Unless previously terminated by the Board of Directors, the Plan shall expire at the close of business on April 30, 2007.

4.       PLAN ADMINISTRATION

         a) COMMITTEE -- The Committee shall administer the Plan. The Committee shall comprise two or more members of the Board, each of whom shall be both (i) a non-employee director within the meaning of Rule 16b-3 under the 1934 Act and
(ii) an outside director within the meaning of Section 162(m) of the Code; provided, however, that the Board may by resolution specifically declaring that compliance with said restrictions of Rule 16b-3 or Section 162(m), or both, is no longer necessary or advisable, name to the Committee individuals who do not meet such definitions. Each member of the Committee shall serve for such term as the Board may determine, subject to removal by the Board at any time.

         b) COMMITTEE AUTHORITY -- The Committee shall have full and exclusive authority to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which authority shall be executed in the best interests of the Company and in keeping with the provisions and objectives of the Plan. Without limiting the preceding grant of authority, the Committee shall have the authority (i) to select Award recipients, (ii) to establish all Award terms and conditions, (iii) to adopt procedures and regulations governing Awards, (iv) to approve forms of Award agreements for use under this Plan, (v) to amend the terms of any outstanding Award, including a reduction in the exercise price of any Option or SAR to reflect a decrease in Fair Market Value, subject to consent of the Participant to the extent required by the applicable Award agreement, (vi) to construe and interpret the Plan and any Award agreements, and (vii) to make all other determinations necessary or advisable for the administration of this Plan, including the authority in the event of a spin-off or other corporate transaction to replace an Award under the Plan with an award from another issuer or plan or an award relating to property other than Shares. All decisions made by the Committee shall be conclusive, final and binding on all persons affected by such decisions.

         c) No member of the Committee shall be liable for any action or determination with respect to the Plan, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Company's Articles of Incorporation and its bylaws, as amended. In the performance of its functions under the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers, accountants, counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

5.       PARTICIPATION

         The Committee may from time to time grant Awards under the Plan to any Eligible Person. The Committee may impose such terms and conditions on any such Award as the Committee may find advisable.

6.       AVAILABLE SHARES OF COMMON STOCK

         a) Subject to any adjustment pursuant to Section 6(c), grants of Awards are subject to the following limitations:

                  (i) the aggregate number of Shares as to which Awards may be granted shall not exceed 4,900,000 over the life of the Plan, disregarding any Awards that are canceled, expire or are surrendered without exercise.

                  (ii) In addition, awards may be granted with respect to the following: any Shares available for grants under the Prior Plan that have not been committed for issuance under grants made under the Prior Plan; any Shares that are represented by grants or portions of grants made under the Plan or the Prior Plan that are forfeited, expire or are canceled without the issuance of Shares; and any Shares that may be tendered, either actually or by attestation, by a person as full or partial payment made to the Company in connection with the exercise of any stock option under the Plan or the Prior Plan.

                  (iii) The aggregate number of Shares that may be represented by Awards granted to any one individual under Sections 7(b), 7(c), 7(d) and 7(e) of the Plan shall not exceed 1,500,000 over the life of the Plan, disregarding any Awards that are canceled, expire or are surrendered without exercise.

                  (iv) The aggregate number of Shares that may be used in settlement of Awards pursuant to Section 7(d) of the Plan shall not exceed 30% of total number of Shares available under this Section 6(a).

         b) EXCLUSIONS AND SOURCE OF SHARES -- Any Shares issued, and any Awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity shall not be counted against the Shares available for Awards under the Plan. No fractional Shares shall be issued under the Plan. Cash may be paid in lieu of any fractional Shares in settlements of awards under the Plan.

         c) ADJUSTMENTS -- In the event of any stock dividend, stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of Company's assets to stockholders, or any other change affecting Shares or Share price the Committee in its discretion may make such proportionate adjustments as it may deem appropriate to reflect such change with respect to: (i) the limitations on the numbers of Shares that may be issued and represented by Awards as set forth in Section 6(a); (ii) each outstanding Award; and (iii) the exercise price per Share for any outstanding Options, SARs or similar Awards.

7.       AWARDS

         a) General -- The Committee shall determine the type or types of Award(s), if any, to be made to each Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to grants or rights under the Plan or any other employee compensation plan of the Company, including the plan of any acquired entity. The types of Awards that may be granted under the Plan are:

         b) Stock Options -- An Option shall represent a right to purchase a specified number of Shares during a specified period as determined by the Committee. The purchase price per Share shall be as specified in the Committee resolution granting same, or, in the absence of any specification, shall be the Fair Market Value of one Share. The Committee shall designate each Option as an ISO or as an Option other than an ISO. The Shares covered by an Option may be purchased, in accordance with the applicable Award agreement , by cash payment or any other method permitted by the Committee, which other methods may include
(i) tender (either actually or by attestation) of Shares valued at the Fair Market Value at the date of exercise; (ii) authorizing a third party to sell the Shares (or a sufficient portion thereof) acquired upon exercise of a stock option, and assigning for delivery to the Company a sufficient amount of the sale proceeds to pay for all the Shares acquired through such exercise and any tax withholding obligations resulting from such exercise; (iii) delivery of the Participant's promissory note with such recourse, interest, term, security and other provisions as the Committee deems appropriate, or (iv) any combination of the above. Unless some other method of payment is explicitly authorized, either by resolution of the Committee or the terms of the written Option agreement, payment for Shares shall be by delivery of cash to the Company prior to the issuance of such Shares. The Committee may grant Options that provide for the grant of a subsequent restoration Option if the exercise price has been paid for by tendering Shares to the Company. Any restoration Option may cover up to the number of Shares tendered in exercising the predecessor Option, with the Option purchase price set at the then-current Fair Market Value, and the term of such restoration Option may not extend beyond the remaining term of the original option.

         c) SARs -- An SAR shall represent a right to receive a payment, in cash, Shares or a combination, equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable Award agreement; except that if an SAR is granted retroactively in tandem with or in a substitution for a stock option, the designated Fair Market Value in the applicable Award agreement may be the Fair Market Value on the date such stock option was granted.

         d) Stock Awards -- A stock Award shall represent an Award made in Shares or denominated in units equivalent in value to Shares. All or part of any stock Award may be subject to conditions and restrictions established by the Committee, and set forth in the Award agreement, which may include, but are not limited to, continuous service with the Company, the achievement of performance goals, or both. The vesting period of any stock Award will be not less than six months. The performance criteria that the Committee may use in granting stock Awards contingent on performance goals for officers to whom Section ss.162(m) of the Code is applicable shall consist of Fair Market Value of Shares, earnings, return on equity, and revenues. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based on absolute Company or business unit performance or based on performance as compared with other companies.

         e) Stock Payment -- A Stock Payment shall represent an issuance of Shares as payment for compensation which otherwise would have been delivered in cash (including without limitation any compensation that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code). No minimum vesting period need apply to Shares issued as a Stock Payment. Any Shares used for such payment will be valued at their Fair Market Value at the time of payment and shall be subject to such restrictions (including without limitation restrictions on transfer), if any, and other terms and conditions as may be determined by the Committee at the time of payment.

8.       DIVIDENDS AND DIVIDEND EQUIVALENTS

         The Committee may provide that any Awards may earn dividends or dividend equivalents, which shall not be deemed earned in the absence of explicit provision therefor. Such dividends or dividend equivalents may be paid currently or may be credited to a Participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or share equivalents.

9.       PAYMENTS AND PAYMENT DEFERRALS

         Payment of Awards may be in the form of cash, Shares, other Awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee also may require or permit Participants to elect to defer the issuance of Shares from Stock Options or Stock Awards or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in Share equivalents. In addition, the Committee may stipulate in an Award agreement, either at time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code affecting tax deductibility) would operate to disallow a tax deduction by the Company for all or a portion of such payment. The period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee may determine.

         Shares shall not be issued pursuant to an Award unless the issuance and delivery of such Shares pursuant thereto would comply with all applicable laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company shall have no obligation to cause compliance with any applicable law. In particular, but without limitation, the Company shall have no obligation to register under the Securities Act of 1933 the Shares issuable pursuant to any Award.

         As a condition to the issuance of Shares to a Participant, the Company may require the Participant to represent and warrant at the time of any such issuance that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any applicable law.

10.      TRANSFERABILITY

         Awards under the Plan shall not be transferable or assignable other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of particular Awards, other than ISOs:

         a) by gift or other transfer to (i) any trust or estate in which the original Award recipient or such person's spouse or other immediate relative has a beneficial interest; or (ii) a spouse or other immediate relative, provided, however, that the Participant continues to have substantial beneficial interest in the Shares covered by the Award after such transfer; or

         b) pursuant to a qualified domestic relations order.

         In the event that a Participant terminates employment with the Company or any Subsidiary to assume a position with a governmental, charitable, educational or similar non-profit institution, the Committee may subsequently authorize a third party, including but not limited to a "blind" trust, to act on behalf of and for the benefit of such Participant regarding any outstanding Award held by the Participant subsequent to such termination of employment. If so permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any distribution under the Plan upon the death of the Participant.

11.      CHANGE OF CONTROL

         a) In order to maintain the Participants' rights in the event of a Change of Control, the Committee in its sole discretion may, either at the time an Award is made hereunder or at any time prior to, or coincident with or after the time of a Change of Control:

                  i) provide for the acceleration of any time periods relating to the exercise or realization of such Awards so that such Awards may be exercised or realized in full on or before a date fixed by the Committee;

                  ii) provide for the purchase of such Awards, upon the Participant's request, for an amount of cash equal to the amount which could have been obtained upon the exercise or realization of such rights had such Awards been currently exercisable or payable;

                  iii) make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; or

                  iv) cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such change.

         b) The Committee may, in its discretion, include such further provisions and limitations in any agreement documenting such Awards as it may deem equitable and in the best interests of the Company.

         c) A "Change of Control" shall be deemed to occur if and when:

                  i) any person, including a "person" as such term is used in
         Section 14(d)(2) of the 1934 Act (a "Person"), is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the 1934
         Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities, but excluding any such person who holds such voting power as of the date of adoption of the Plan;

                  ii) any plan or proposal for the liquidation or dissolution of the Company is adopted by its shareholders;

                  iii) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                  iv) all or substantially all or the assets of the Company are sold, liquidated or distributed; or

                  v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Transaction"), in each case, with respect to which the shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent of the combined voting power of the Company or other corporation resulting from such Transaction.

         d) Any good faith determination by the Incumbent Board of whether a Change of Control within the meaning of this definition has occurred shall be conclusive.

12.      AWARD AGREEMENTS

         Awards under the Plan shall be evidenced by agreements that set forth the terms, conditions and limitations for each Award, which may include the term of the Award (except that in no event shall the term of any ISO exceed a period of ten years from the date of its grant), the provisions applicable in the event the Participant's employment terminates, and the Company's authority unilaterally or bilaterally to amend, modify, suspend, cancel or rescind any Award. The Committee need not require the execution of any such Agreement by the Participant, in which case acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms of the Award.

13.      PLAN AMENDMENT

         The Board may at any time amend, suspend or terminate the Plan as it deems necessary or appropriate to better achieve the purposes of the Plan, except that the Board may not, without the approval of the Company's stockholders, materially increase the number of shares available for issuance in accordance with Section 6 of the Plan.

14.      TAX WITHHOLDING

         The Company shall have the right to deduct from any settlement of an Award made under the Plan, including the delivery or vesting of Shares, a sufficient amount to cover withholding of any federal, state or local taxes required by law or such greater amount of withholding as the Committee shall determine from time to time, or to take such other action as may be necessary to satisfy any such withholding obligations. If the Committee permits or requires Shares to be used to satisfy required tax withholding, such Shares shall be valued at the Fair Market Value as of the tax recognition date for such Award. No Shares or other property shall be delivered under the Plan to any Participant or other person until such Participant or other person has made arrangements acceptable to the Committee for the satisfaction of any foreign, federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of shares or the disqualifying disposition of shares received on exercise of an ISO. Upon exercise of an Option, the Company shall withhold or collect from the Participant an amount sufficient to satisfy such tax obligations.

15.      OTHER BENEFIT AND COMPENSATION PROGRAMS

         Unless otherwise specifically determined by the Committee, settlements of Awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

16.      UNFUNDED PLAN

         Unless otherwise determined by the Board, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant any right, title or interest in any assets of the Company.

17.      USE OF PROCEEDS

         The cash proceeds received by the Company from the issuance of Shares pursuant to the exercise of stock options or the settlement of other Awards under the Plan may be used for general corporate purposes.

18.      REGULATORY APPROVALS

         The implementation of the Plan, the grant of any Award under the Plan, and the issuance of Shares upon the exercise or settlement of any Award shall be subject to the Company's receiving all approvals and permits required by regulatory authorities having jurisdiction over the Plan, Awards or the Shares issued pursuant to Awards.

19.      FUTURE RIGHTS

         No person shall have any claim or rights to be granted an Award under the Plan, and no Participant shall have any rights under the Plan to be retained in the employment of the Company. Likewise, participation in the Plan will not in any way affect the Company's right to terminate the employment of the Participant at any time with or without cause. Any discretionary authority held by the Committee or the Board shall not give rise to any duty on the part of such body to exercise such discretion for the benefit of any Participant; and all such discretion may be exercised for the exclusive benefit of the Company.

20.      GOVERNING LAW

         The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the internal laws of the State of California and applicable federal law.

21.      SUCCESSORS AND ASSIGNS

         The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors. However, no Award or other interest in the Plan may be assigned, pledged or otherwise alienated, except to the extent permitted in accordance with Section 10 of the Plan and the applicable Award agreement.

                        CONSUMER PORTFOLIO SERVICES, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2003

         The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 16355 Laguna Canyon Road, Irvine, California 92618 on Wednesday, May 28, 2003, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and William L. Brummund, Jr., and each of them, proxies and attorneys-in-fact, Each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

        THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)

/x/ Please mark
    votes as in
    this example           PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
                                                                                                             FOR   AGAINST   ABSTAIN

1. Election of Directors  Nominees: Charles E. Bradley, Jr.,      2.  To approve an amendment to the          / /     / /     / /
   Thomas L. Chrystie, E. Bruce Fredrikson, John E.                   Company's 1997 Long-Term Incentive
   McConnaughy, Jr., John G. Poole,  William B. Roberts,              Stock Plan, which increases the number
   John C. Warner and Daniel S. Wood.                                 of shares issuable from 3,400,000 to
                                                                      4,900,000, thereby ratifies grants of
   FOR ALL                    WITHHELD                                1,498,450 options, and otherwise amends
   NOMINEES                   FROM ALL                                said Plan.
                              NOMINEES
    /  /                        /  /                              3.  To ratify the appointment of KPMG      / /     / /     / /
                                                                      LLP as independent auditors
                                                                      of the Company for the year
For all nominees except as noted below                                ending December 31, 2003.

---------------------------------------                           4.  To transact such other business as
                                                                      may properly come before the meeting
                                                                      or any adjournment(s) thereof.


                                                                                                              MARK HERE FOR  / /
                                                                                                              ADDRESS CHANGE
                                                                                                              AND NOTE AT LEFT

                                                                  PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

Signature:_____________________________   Date:_________________  Signature:_____________________________
of
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